EXHIBIT 2.1

Elizabeth Berke-Dreyfuss (Bar No. 114651)
Tracy Green (Bar No. 114876)
Michael D. Cooper (Bar No. 42761)
WENDEL, ROSEN, BLACK & DEAN LLP
1111 Broadway, 24th Floor
Oakland, CA 94607-4036
Telephone: (510) 834-6600
Fax: (510) 834-1928
Email: edreyfuss@wendel.com

Attorneys for Debtors in Possession
Home Director, Inc., Home Director Technologies,
Inc., and Digital Interiors, Inc.


                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                                OAKLAND DIVISION


In Re                                         Case No. 05-45812 EDJ
                                              Chapter 11
HOME DIRECTOR, INC.,
                                              Jointly Administered with
                 Debtor.                      Case Nos.: 05-45814
                                                         05-45819
FEIN 52-2143430

-----------------------------------------
[X]    Affects ALL DEBTORS                    DEBTORS' SECOND AMENDED JOINT
-----------------------------------------     PLAN OF REORGANIZATION DATED
[ ]    Affects Home Director, Inc.            JUNE 26, 2006 (AS MODIFIED)
-----------------------------------------
[ ]    Affects Home Director
       Technologies, Inc.
-----------------------------------------
[ ]    Affects Digital Interiors, Inc.
-----------------------------------------


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                                TABLE OF CONTENTS
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ARTICLE I     INTRODUCTION............................................................1

ARTICLE II    DEFINITION OF TERMS AND RULES OF INTERPRETATION.........................1

    2.1       Definitions of Terms....................................................1
    2.2       Interpretation And Computation Of Time.................................11


ARTICLE III   CLASSIFICATION OF CLAIMS AND INTERESTS.................................12

    3.1       Unclassified Claims. (Applicable to all of the Debtors)................18
    3.2       Treatment of Classified Claims Against and Interests in Debtors........21
    3.3       Other Claims...........................................................27


ARTICLE IV    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..................28

ARTICLE V     MEANS FOR EXECUTION AND IMPLEMENTATION OF THIS PLAN....................29

    5.1       Overview of Plan Implementation........................................29
    5.2       Authorization and Issuance of New Common Stock.........................29
    5.3       Cancellation of Existing Securities and Agreements.....................29
    5.4       Consolidation and Merger: Vesting of Assets............................30
    5.5       Preservation of Causes of Action.......................................31
    5.6       Certificate of Incorporation...........................................31
    5.7       Management of Reorganized Debtors......................................31
    5.8       Disbursing Agent.......................................................31
    5.9       Discharge of Debtors and Injunction....................................32
    5.10      No Liability for Solicitation or Participation.........................33
    5.11      Objections to Claims...................................................33
    5.12      Other Documents and Actions............................................34
    5.13      Corporate Action.......................................................34
    5.14      Retiree Benefits.......................................................34

ARTICLE VI    ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS.................35

    6.1       Substantial Contribution Compensation and Expenses Bar Date............35
    6.2       Other Administrative Claims............................................35

ARTICLE VII   CONFIRMATION AND EFFECTIVE DATE CONDITIONS.............................36

    7.1       Conditions To Confirmation.............................................36
    7.2       Conditions To Effective Date...........................................36
    7.3       Waiver of Conditions...................................................37
    7.4       Effect of Failure of Conditions........................................37
    7.5       Vacatur or Denial of Continuation Order................................37
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                                TABLE OF CONTENTS
                                   (continued)

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ARTICLE VIII  CONFIRMABILITY OF PLAN AND CRAMDOWN....................................37

ARTICLE IX    PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THIS PLAN
              AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS
              AND INTERESTS..........................................................38

    9.1       Voting of Claims and Interests.........................................38
    9.2       Method of Distributions Under this Plan................................38
    9.3       Undeliverable or Unclaimed Distributions...............................40
    9.4       Disputed Claims; Reserve and Estimations...............................41
    9.5       De Minimis Distributions...............................................42
    9.6       Fractional Securities; Fractional Dollars..............................42
    9.7       Setoffs................................................................43

ARTICLE X     IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THIS PLAN.................43

    10.1      Substantive Consolidation..............................................43
    10.2      Extinguishment of Inter-Debtor and Co-Debtor Claims and Interests......43

ARTICLE XI    RETENTION OF JURISDICTION..............................................44

ARTICLE XII   MISCELLANEOUS PROVISIONS...............................................46

    12.1      Exemption from Transfer Taxes..........................................46
    12.2      Payment of Statutory Fees..............................................46
    12.3      Modification or Withdrawal of this Plan................................47
    12.4      Governing Law..........................................................47
    12.5      Filing or Execution of Additional Documents............................47
    12.6      Withholding and Reporting Requirements.................................47
    12.7      Waiver of Rule 62(a) of the Federal Rules of Civil Procedure...........47
    12.8      Headings...............................................................47
    12.9      Exhibits and Schedules.................................................48
    12.10     Notices................................................................48
    12.11     Conflict...............................................................48
    12.12     Successors and Assigns.................................................48
    12.13     Saturday, Sunday or Legal Holiday......................................48
    12.14     Post-Effective Date Effect of Evidences of Claims or Interests.........49
    12.15     Balloting..............................................................49
    12.16     No Admissions or Waiver of Objections..................................49
    12.17     Survival of Settlements................................................50
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                                    ARTICLE I
                                  INTRODUCTION

        Home Director Inc., a Delaware corporation ("HDI"), Home Director Technologies, Inc., a Delaware corporation ("HDI"), Digital Interiors, Inc., a California corporation ("DII"), hereby propose the following First Amended Joint Plan of Reorganization (defined herein as the "Plan") for the resolution of their outstanding creditor claims and interests. Reference is made to the Disclosure Statement Accompanying the Joint Plan of Reorganization for Home Director Inc., et al. under Chapter 11 of the United States Bankruptcy Code dated as of March 31, 2006 (defined herein as the "Disclosure Statement") for a discussion of the Debtors' history, businesses, properties and results of operations, and for a summary of this Plan and certain related matters.

        All Holders of Claims and Interests are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. No materials, other than the Disclosure Statement, the exhibits and schedules attached thereto, or referenced therein, have been approved by the Court for use in soliciting acceptances or rejections of this Plan.

        THE DEBTORS BELIEVE THAT THIS PLAN REPRESENTS THE BEST POSSIBLE RETURN TO HOLDERS OF CLAIMS AND INTERESTS. THE DEBTORS STRONGLY URGE YOU TO READ THE DISCLOSURE STATEMENT AND VOTE IN FAVOR OF THIS PLAN.

        Notwithstanding anything herein to the contrary, all statements in this Plan and the accompanying Disclosure Statement concerning the history of the Debtors' businesses, the past or present financial condition of the Debtors, transactions to which the Debtors were or are a party, or the effect of confirmation of this Plan on secured creditors, unsecured creditors or equity security Holders are attributable exclusively to the Debtors and not to any other party.

                                   ARTICLE II
                 DEFINITION OF TERMS AND RULES OF INTERPRETATION

        2.1     Definitions of Terms

        Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:

                2.1.1 "Administrative Claim" means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in Possession in connection with the conduct of their respective businesses, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of Title 28 of the United States Code.

                2.1.2 "Allowed Claim" or "Allowed Interest" means a Claim against, or Interest in, a Debtor to the extent that (a) a proof of the Claim or Interest (i) was timely Filed and served upon a Debtor and no objection to the Claim or Interest is Filed within the time fixed by the Court for such objections; or (ii) is deemed Filed under applicable law (e.g., filed on the Schedules as noncontingent, nondisputed and liquidated) or pursuant to a Final Order of the Court and no objection to the Claim or Interest is Filed within the time fixed by the Court for such objections; or (iii) is Allowed pursuant to subparagraph b of this definition; or (iv) is Allowed under this Plan; (b) if a Debtor files an objection to a proof of Claim or Interest within a time fixed by the Court, the Claim or Interest shall be Allowed to the extent of (i) any amount of such Claim or Interest to which the Debtors did not object; or (ii) any amount otherwise authorized by Final Order or this Plan.

                2.1.3 "Allowed Administrative Claim," "Allowed Priority Tax Claim," "Allowed Secured Claim" and "Allowed Unsecured Claim" have correlative meanings.

                2.1.4 "Allowed Class Claim" means an Allowed Claim in the particular Class described.

                2.1.5 "Allowed Class Interest" means an Allowed Interest in the particular Class described.


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                2.1.6  "Avoidance Action" means any action which is filed
pursuant to the provisions of sections 510, 542, 543, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code, any actions based on applicable nonbankruptcy law that may be incorporated or brought under the foregoing sections of the Bankruptcy Code, or any similar action or proceeding filed to recover property for or on behalf of the estate or to avoid a Lien or transfer.

                2.1.7 "Avoidance Action Payment Claim" means a claim arising from an entity's payment to the Debtor(s) of a claim asserted against an entity pursuant to an Avoidance Action.

                2.1.8 "Ballots" means each of the ballot forms distributed with the Disclosure Statement to each Holder of an Impaired Claim or Impaired Interest (other than to Holders of Impaired Interests deemed to have rejected this Plan or otherwise not entitled to vote on this Plan), upon which is to be indicated, among other things, acceptance or rejection of this Plan.

                2.1.9 "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as in effect on September 28, 2005.

                2.1.10 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, and local rules of the Court, as the context may require, as in effect on September 28, 2005.

                2.1.11 "Business Day" means any day on which commercial banks are open for business, and not authorized to close, in the City of Oakland, State of California, except any day designated as a legal holiday in Bankruptcy Rule 9006(a).

                2.1.12 "Cash" means legal tender of the United States of America and equivalents thereof.

                2.1.13 "Chapter 11 Cases" means the jointly administered Chapter 11 cases commenced by the Debtors on the respective Commencement Dates.

                2.1.14 "Claim" means a claim against a Debtor, whether or not asserted or Allowed, as defined in section 101(5) of the Bankruptcy Code.



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

                2.1.15 "Class" means a class of Claims or Interests designated pursuant to this Plan.

                2.1.16  "Clerk" means the Clerk of the Court.

                2.1.17 "Collateral" means any property or interest in property of a Debtor's Estate subject to a Lien to secure the payment or performance of a Claim as of the Commencement Date, which Lien is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

                2.1.18 "Commencement Date" means September 28, 2005 for all of the Debtors, the date on which each of the Debtors filed their respective petitions for relief commencing the Chapter 11 Cases.

                2.1.19 "Confirmation" means the conclusion of the Confirmation Hearing.

                2.1.20 "Confirmation Date" means the date on which the Confirmation Order is entered on the Docket.

                2.1.21 "Confirmation Hearing" means the hearing to consider confirmation of this Plan pursuant to section 1128 of the Bankruptcy Code.

                2.1.22 "Confirmation Order" means the order entered by the Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

                2.1.23 "Convenience Claims" means any Allowed General Unsecured Claim of $5,000 or less. "Convenience Claims" include any Allowed General Unsecured Claim within the range of $5,000, not to exceed $9,999.99, provided that the Holders of said Claims elect to reduce their Allowed General Unsecured Claims to be included and treated as a "Convenience Claim."

                2.1.24 "Court" means (a) the United States Bankruptcy Court for the Northern District of California (Oakland Division), having jurisdiction over the Chapter 11 Cases; (b) to the extent there is no reference pursuant to section 157 of Title 28 of the United States Code, the United States District Court for the Northern District of California; and (c) any other court having jurisdiction over the Chapter 11 Cases.


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                2.1.25  "Cure Payments" means the distribution of Cash as, and to the extent, required for the cure of any and all leases and executory contracts pursuant to section 365 of the Bankruptcy Code.

                2.1.26 "Debtors" has the meaning ascribed to it in the Article I of this Plan.

                2.1.27 "Debtors in Possession" means the Debtors in their capacities as debtors in possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                2.1.28 "Digital Interiors or DII" means Digital Interiors, Inc., a California corporation, one of the Debtors and Debtors in Possession herein.

                2.1.29 "DIP Financing Agreement" means that certain Secured Super-Priority Debtor in Possession Credit Agreement dated as of November 11, 2005, among Digital Interiors, Inc., Home Director Technologies, Inc., and Home Director, Inc., as Borrowers and Home Director Investors, LLC, as Lender.

                2.1.30 "DIP Financing Order" means that certain Order Authorizing Debtors to Obtain Secured Post-Petition Financing Pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code and Bankruptcy Rule 4001 and Approving Home Directors Investors' Offer for Investment of Equity in the Debtors entered by the Bankruptcy Court on November 14, 2005.

                2.1.31 "Disbursing Agent" means the Person responsible for making distributions under this Plan as set forth in Article IX of this Plan.

                2.1.32 "Disclosure Statement" means the Debtors' Second Amended Joint Disclosure Statement, dated as of June26, 2006, that relates to this Plan, as approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified or supplemented from time to time.

                2.1.33 "Disputed" means, with reference to any Claim, or Interest, or any portion thereof, any Claim or Interest proof of which was timely and properly Filed and in either case or in the case of any Administrative Claim, Claim or Interest that is disputed under this Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Interest proof of which was required to be Filed by Order of the Court but as to which a proof of claim or interest was not timely or properly Filed.

                2.1.34 "Distribution" means a distribution to a Holder of an Allowed Claim pursuant to this Plan.

                2.1.35  "Distribution Record Date" means ______________, 2006.

                2.1.36 "Docket" means the docket in the Chapter 11 Cases maintained by the Clerk of the Court.

                2.1.37 "Effective Date" means eleven (11) days following entry of the Confirmation Order. If the Court enters an Order making Bankruptcy Rule 7062 inapplicable to the proceedings respecting the Confirmation Order or otherwise determining that the Effective Date may occur immediately following Confirmation then the Effective Date will be one business day after the Confirmation Date. If (1) a stay of the Confirmation Order is in effect and/or
(2) all conditions to the Effective Date have not been satisfied or, if waivable, not waived by the party for whose benefit such condition exists, the Effective Date shall be extended to the first Business Day on which no such stay is in effect and/or all such conditions have been satisfied or waived, as applicable; provided, that in no event shall the Effective Date be later than one hundred twenty (120) days after the Confirmation Date; and provided further that the Court may extend the deadline for the Effective Date to occur following notice and hearing. For purposes of this Plan and the Disclosure Statement "as soon as practicable" shall mean within ten (10) days of the date performance is otherwise due.

                2.1.38 "Estates" means, collectively, the estates created in each of the Debtors' Chapter 11 Cases under section 541 of the Bankruptcy Code.

                2.1.39 "File" or "Filed" means filed with the Court in the Chapter 11 Cases.

                2.1.40 "Final Order" means an order or judgment of the Court as entered on the Docket in the Chapter 11 Cases, or other court of competent jurisdiction, the operation or effect of which has not been stayed, reversed or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has


                                        6
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expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

                2.1.41 "GAAP" means Generally Accepted Accounting Principles in the United States of America as in effect on the date of this Plan, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

                2.1.42 "General Unsecured Claim" means any Claim that is not an Administrative Claim, Priority Claim, Tax Claim, Intercompany Claim, Guaranty Claim, or Secured Claim.

                2.1.43 "Guaranty Claim" means a similar Claim against multiple Debtors, whether by reason of a guarantee, indemnity agreement, joint and several obligations or otherwise, that may vote each Claim against each Debtor.

                2.1.44 "HDI Bylaws" means the amended and restated bylaws of Reorganized HDI, as currently in effect, that will be effective on the Effective Date, and will be the bylaws of the Reorganized HDI.

                2.1.45 "HDI Certificate" means the Restated Certificate of Incorporation of HDI, as currently in effect in the State of Delaware, that will be effective on the Effective Date, and will be the Certificate of Incorporation of the Reorganized HDI.

                2.1.46  "Holder" means the holder of a Claim or Interest.

                2.1.47 "Home Director" or "HDI" means Home Director, Inc., a Delaware corporation, one of the Debtors and Debtors in Possession herein.

                2.1.48 "Home Director Common Stock" means all authorized and issued shares of common stock of Home Director, Inc., with a par value of $.01.


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                2.1.49  "Home Director Investors, LLC" or "HMDR Investors" means
HMDR Investors, LLC, a California limited liability company, doing business as Home Director Investors, LLC.

                2.1.50 "HMDR Investors Prepetition Secured Claim" means the prepetition Secured Claim of HMDR Investors represented by the Term Note dated September 20, 2005, in the principal amount of $100,000.

                2.1.51 "Home Director Technologies" or "HDT" means Home Director Technologies, Inc., a Delaware corporation, one of the Debtors and Debtors in Possession herein.

                2.1.52 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                2.1.53 "Instrument" means any share of stock, security, promissory note or other "instrument," within the meaning of that term, as defined in section 9102(a)(47) of the California Commercial Code.

                2.1.54 "Intercompany Claims" means all Claims asserted by any Debtor(s) against any other Debtor(s).

                2.1.55 "Lien" has the meaning set forth in section 101(37) of the Bankruptcy Code.

                2.1.56 "Litigation Claims" means any claims or causes of action held or asserted by a Debtor, including Avoidance Actions, which shall be retained by Reorganized HDI.

                2.1.57 "Local Bankruptcy Rules" means the local rules of the Court, as applicable from time to time in the Chapter 11 Cases.

                2.1.58 "Net Recoveries" means any cash received by the Debtors from the settlement or prosecution of Litigation Claims, including Avoidance Actions, less (i) any attorneys' fees and costs that may be incurred in connection with the prosecution of Avoidance Actions, (ii) any other costs or expenses incurred by the Debtors in connection with the prosecution of Avoidance Actions, and (iii) a reserve for any anticipated tax obligations arising from the Debtors' receipt of Net Recoveries, as may be determined by the Debtors' accountant or Chief Financial Officer.


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                2.1.59  "New Common Stock" means all authorized shares of new common stock of Reorganized Home Director, Inc. issued pursuant to the provisions of Bankruptcy Code section 1145(a), and this Plan, as authorized under the Amended Home Director, Inc. Certificate.

                2.1.60 "Old Equity Security" means any equity security (as defined in section 101(16) of the Bankruptcy Code) of Home Director, Inc.

                2.1.61 "Old Securities Claims" means (a) any Claim arising from rescission of a purchase or sale of Old Equity Securities or for damages arising from the purchase or sale of any Old Equity Securities or (b) any Claim for indemnity, reimbursement or contribution on account of any such Claim.

                2.1.62 "Old Stock Rights" means, collectively, any options, warrants, and any other rights, to purchase or otherwise acquire any interest or participation in (i) Old Equity Securities, (ii) Home Director, Inc. Common Stock, and (iii) any stock appreciation or similar rights relating thereto, existing prior to the Effective Date.

                2.1.63 "Order" means an order or judgment of the Court as entered on the Docket.

                2.1.64 "Other Priority Claim" means any Claim, other than an Administrative Claim or a Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

                2.1.65 "Pacific Business Funding" means the Secured Claim of Pacific Business Funding, a division of Greater Bay Bank, which Claim, as of the Commencement Date, was secured by all of the assets of the Debtors, and which Secured Claim was assigned to Home Director Investors pursuant to the terms of the Assignment Agreement between Pacific Business Funding and Home Director Investors, dated on or about October 11, 2005.

                2.1.66 "Person" means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other entity (as defined in the Bankruptcy Code).


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

                2.1.67  "Petition Date" has the same meaning as Commencement
Date.

                2.1.68 "Plan" means this Second Amended Joint Plan of Reorganization as it may be amended or modified, from time to time, together with all addenda, exhibits, schedules, supplements or other attachments, if any.

                2.1.69 "Postpetition Tax Claims" means Administrative Claims and other Claims by a governmental unit for taxes against any of the Debtors (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Commencement Date through and including the Confirmation Date.

                2.1.70 "Priority Claim" means an Allowed Claim entitled to priority under sections 507(a)(3) through 507(a)(8) of the Bankruptcy Code, and includes Priority Tax Claims.

                2.1.71 "Pro Rata" means, with respect to any Distribution on account of an Allowed Claim or Allowed Interest, a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a Class to the amount of such Allowed Claim or Allowed Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Interests in such Class to the amount of all Allowed Claims or Allowed Interests in such Class.

                2.1.72 "Reinstated" means, (x) with respect to a Claim, (i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default, (iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable, and contractual rights of such Holder will not otherwise be altered and (y) with respect to an Interest, the legal, equitable and contractual rights of the Holder of such Interest will not be altered.

                2.1.73 "Reorganized Debtor(s)" means, on and after the Effective Date, Reorganized Home Director as the case may be and, in each case, to the extent applicable.

                2.1.74  "Scheduled" means set forth on the Schedules.


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                2.1.75  "Schedules" means the schedules of assets and
liabilities filed by any Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

                2.1.76 "SEC" means the United States Securities and Exchange Commission.

                2.1.77 "Secured Claim" means any Claim secured by Collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

                2.1.78 "Securities Claims" means (a) any Claim arising from rescission of a purchase or sale of Home Director, Inc. Common Stock or (b) any Claim for indemnity, reimbursement or contribution on account of any such Claim.

                2.1.79 "Tax Claim" means any unsecured Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                2.1.80 "UCC" means the Uniform Commercial Code, as in effect in the State of California and as modified or amended at any relevant time.

                2.1.81 "Unimpaired" means with reference to a Class of Claims or Interests, that the Class is not Impaired. An Unimpaired Class is not entitled to vote on this Plan.

                2.1.82  "Voting Agent" means the Debtors.

                2.1.83 "Voting Deadline" means the date on which Ballots must be received by the Voting Agent. For purposes of this Plan, the Voting Deadline is July 14, 2006 at 5:00 p.m. Pacific Time, or, if the Voting Deadline is extended by Court Order, the latest date on which a Ballot will be accepted pursuant to such extension.

        2.2     Interpretation And Computation Of Time

                2.2.1   Defined Terms.

        Any term used in this Plan that is not defined in this Plan, either in Article B (Definitions) or elsewhere, but that is used in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.


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                2.2.2   Rules Of Interpretation.

        For purposes of this Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party's consent; (c) any reference in this Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or (to the extent otherwise permitted, hereafter) may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in this Plan to paragraphs, Articles and Exhibits are references to paragraphs, Articles and Exhibits of or to this Plan; (e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to this Plan in its entirety rather than to only a particular portion of this Plan; (f) captions and headings to Articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of this Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) all exhibits to this Plan are incorporated into this Plan, and shall be deemed to be included in this Plan, provided that they are Filed no later than the commencement of the Confirmation Hearing.

                2.2.3   Time Periods.

        In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

        The following is a designation of the Classes of Claims and Interests under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or an Allowed Interest.

                                 CLAIMS AGAINST AND INTERESTS IN THE DEBTORS

--------------------------------------------------------------------------------------------------------------
                      Type of Allowed                                                               Estimated
     Class           Claim or Interest                           Treatment                          Recovery
--------------------------------------------------------------------------------------------------------------
                  Administrative Claim       Paid in full in Cash on the Effective Date or as             100%
                                             soon as practicable thereafter (unless the
                                             Holder of a particular claim and Reorganized
                                             Debtors agree to some other treatment), or in
                                             accordance with the terms and conditions of
                                             transactions or agreements relating to
                                             obligations incurred in the ordinary course of
                                             business during the pendency of the Chapter 11
                                             Cases or assumed by Reorganized Debtors.

--------------------------------------------------------------------------------------------------------------
                  HMDR Investors'            Pursuant to the terms of the DIP Financing                   100%
                  Administrative Claim       Agreement, HMDR Investors' Administrative Claim,
                                             including accrued interest, shall be satisfied
                                             in full by the issuance of 6,500,000 shares
                                             representing 90% of the New Common Stock of the
                                             Reorganized HDI on the Effective Date or as soon
                                             as practicable thereafter.

--------------------------------------------------------------------------------------------------------------
                  Priority Tax Claims        At the option of Reorganized Debtors either (i)              100%
                                             paid in full in Cash on the Effective Date or as
                                             soon as practicable
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                      Type of Allowed                                                               Estimated
     Class           Claim or Interest                           Treatment                          Recovery
--------------------------------------------------------------------------------------------------------------
                                             thereafter, or (ii) paid over a six-year period
                                             from the date of assessment, as provided in
                                             section 1129(a)(9)(C) of the Bankruptcy Code with
                                             interest payable at a rate of 8% per annum or as
                                             otherwise established by the Court.

--------------------------------------------------------------------------------------------------------------

                  Secured Claims
--------------------------------------------------------------------------------------------------------------

1A                Pacific Business Funding   Impaired. Pursuant to the agreement of HMDR                  100%
                                             Investors, the Pacific Business Funding Secured
                                             Claim shall receive the same treatment as HMDR
                                             Investors' Administrative Claim, and shall be
                                             satisfied in full, including accrued interest,
                                             by the issuance of 6,500,000 shares representing
                                             approximately 90% of the New Common Stock of the
                                             Reorganized HDI on the Effective Date or as soon
                                             as practicable thereafter.
--------------------------------------------------------------------------------------------------------------

1B                HMDR Investors             Impaired. Pursuant to the terms of the DIP                   100%
                                             Financing Agreement, and the agreement of HMDR
                                             Investors, the Secured Claims of HMDR Investors
                                             shall receive the same treatment as specified in
                                             connection with its Administrative Claim, and
                                             shall be satisfied in full, including accrued
                                             interest, by issuance of 6,500,000 shares
                                             representing approximately 90% of the New Common
                                             Stock of the Reorganized HDI on the Effective
                                             Date or as soon as practicable thereafter.
--------------------------------------------------------------------------------------------------------------

1C                Internal Revenue Service   Impaired. The Internal Revenue Service shall                 100%
                                             retain any prepetition lien pursuant to the
                                             Notice of Tax Lien recorded prior to the
                                             Commencement Date, to the extent that such
                                             prepetition lien is secured in the prepetition
                                             assets of HDI and HDT pursuant to Bankruptcy
                                             Code Section 506(a) and (d). HDI, HDT and
                                             Reorganized HDI reserve the right to
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                      Type of Allowed                                                               Estimated
     Class           Claim or Interest                           Treatment                          Recovery
--------------------------------------------------------------------------------------------------------------
                                             object to any secured claim asserted by the
                                             Internal Revenue Service, and to avoid any
                                             prepetition lien asserted by the Internal Revenue
                                             Service. At the option of Reorganized Debtors
                                             either (i) paid in full in Cash on the Effective
                                             Date or as soon as practicable thereafter, or (ii)
                                             paid over a six-year period from the date of
                                             assessment, as provided in section 1129(a)(9)(C)
                                             of the Bankruptcy Code with interest payable at a
                                             rate of 8% per annum or as otherwise established
                                             by the Court.
--------------------------------------------------------------------------------------------------------------

1D                State of California,       Impaired. The State of California, Employment                100%
                  Employment Development     Development Department shall retain any
                  Department                 prepetition lien pursuant to the Notice of Tax
                                             Lien recorded prior to the Commencement Date, to
                                             the extent that such prepetition lien is secured
                                             in the prepetition assets of HDI and HDT
                                             pursuant to Bankruptcy Code Section 506(a) and
                                             (d). HDI, HDT and Reorganized HDI reserve the
                                             right to object to any secured claim asserted by
                                             the State of California, Employment Development
                                             Department, and to avoid any prepetition lien
                                             asserted by the State of California, Employment
                                             Development Department. At the option of
                                             Reorganized Debtors either (i) paid in full in
                                             Cash on the Effective Date or as soon as
                                             practicable thereafter as possible, or (ii) paid
                                             over a six-year period from the date of
                                             assessment, as provided in section 1129(a)(9)(C)
                                             of the Bankruptcy Code with interest payable at
                                             a rate of 8% per annum or as otherwise
                                             established by the Court.
--------------------------------------------------------------------------------------------------------------

1E                Judgment Collection        Impaired. Pursuant to the compromise and
                  Specialists, Inc.; Pyro    settlement between the parties, Judgment
                  Brand Development LLC      Collection Specialists, Inc. and Pyro Brand
                                             Development LLC shall
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                      Type of Allowed                                                               Estimated
     Class           Claim or Interest                           Treatment                          Recovery
--------------------------------------------------------------------------------------------------------------
                                             retain their Judgment Lien as an allowed secured
                                             claim against DHI, and the Reorganized HDI shall
                                             pay to Pyro Brand Development, LLC the sum of
                                             $15,000 cash in full satisfaction of its secured
                                             claim.
--------------------------------------------------------------------------------------------------------------

1F                Alameda County Treasurer   Unimpaired. The Reorganized Debtor shall pay                 100%
                  and Tax Collector          the Allowed Secured Claim of Alameda County
                                             Treasurer and Tax Collector in full on the
                                             Effective Date.
--------------------------------------------------------------------------------------------------------------

1G                Other Secured Claims       Unimpaired. See Article III, Paragraph 3.2.7 of              100%
                                             this Plan.
--------------------------------------------------------------------------------------------------------------

                  Unsecured Claims:
--------------------------------------------------------------------------------------------------------------

2                 Other Priority Claims      Unimpaired. Satisfied in full by the payment of              100%
                                             Cash by Reorganized HDI on or before the later
                                             of (i) the Effective Date or as soon as
                                             practicable thereafter, (ii) the date such Claim
                                             becomes an Allowed Claim or (iii) the date that
                                             such Claim would be paid in accordance with any
                                             terms and conditions of any agreements or
                                             understandings relating thereto between the
                                             applicable Debtor and the Holder of such Claim.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                      Type of Allowed                                                               Estimated
     Class           Claim or Interest                           Treatment                          Recovery
--------------------------------------------------------------------------------------------------------------

3                 General Unsecured Claims   Impaired. Each Holder of an Allowed Class 3                   14%
                  against the Debtors        Claim shall, in full satisfaction, settlement,
                                             release and discharge of and in exchange for
                                             such Claim, receive its Pro Rata share of: (i) a
                                             $60,000 payment within thirty (30) days of the
                                             Effective Date or as soon as practicable
                                             thereafter; (ii) a $150,000 payment within
                                             thirty (30) days of the first anniversary date
                                             of Confirmation of the Plan; (iii) a $150,000
                                             payment within thirty (30) days of the second
                                             anniversary date of Confirmation of the Plan;
                                             (iv) 750,000 shares of New Common Stock
                                             representing approximately 10% of the New Common
                                             Stock of the Reorganized HDI as soon as
                                             practicable after the Effective Date; and (v)
                                             the Net Recoveries of any Litigation Claims.
--------------------------------------------------------------------------------------------------------------

4                 Convenience Claims as      Impaired. Within thirty (30) days after the        Approximately
                  defined by Paragraph       Effective Date, as soon as practicable, each       27%
                  2.1.23 above.              Holder of an Allowed Class 4 Claim shall, in
                                             lieu of treatment within Class 3 of this Plan,
                                             and in full satisfaction, settlement, release
                                             and discharge of and in exchange for such Claim,
                                             receive payment in Cash equal to approximately
                                             27% on account of its Allowed Convenience
                                             Class. Holders of Allowed Convenience Claims
                                             shall not receive any New Common Stock in the
                                             Reorganized HDI.
--------------------------------------------------------------------------------------------------------------

                  Interests:
--------------------------------------------------------------------------------------------------------------

5                 HDI Common Stock; and      Impaired. Will be eliminated on Confirmation;                  0%
                  Security Claims            will not receive or retain any property or
                                             interest under this Plan.
--------------------------------------------------------------------------------------------------------------

6                 HDT Common Stock           Impaired. Will be eliminated on Confirmation;                  0%
                                             will not receive or retain any property or
                                             interest under this Plan.
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                      Type of Allowed                                                               Estimated
     Class           Claim or Interest                           Treatment                          Recovery
--------------------------------------------------------------------------------------------------------------
7                 DII Common Stock           Impaired. Will be eliminated on Confirmation;                  0%
                                             will not receive or retain any property or
                                             interest under this Plan.
--------------------------------------------------------------------------------------------------------------

8                 Old Equity Securities      Impaired. Will not receive or retain any                       0%
                  and Old Stock Rights       property or interest under this Plan.
--------------------------------------------------------------------------------------------------------------

            GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

        3.1     Unclassified Claims. (Applicable to all of the Debtors)

                3.1.1   Administrative Claims.

                        3.1.1.1 General.

        Subject to (x) the bar date provisions herein and (y) additional requirements for professionals and certain other entities set forth below, the Reorganized Debtors shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the Allowed amount of such Administrative Claim on the Effective Date or as soon as practicable thereafter, unless the Holder agrees or shall have agreed to other treatment of such Claim. Payment on an Administrative Claim which arose in the ordinary course of each Debtor's business will not be made until such payment would have become due in the ordinary course of each Debtor's business or under the terms of the Claim in the absence of the Chapter 11 Cases.

                        3.1.1.2 HMDR Investors Administrative Claim.

        Reorganized HDI shall issue 6,500,000 fully paid, non-assessable shares of New Common Stock representing approximately 90% of the New Common Stock ("90% of the New Common Stock") to HMDR Investors (or its assignee(s)), free and clear of all Liens, claims, encumbrances and restrictions, in full satisfaction of all Claims of HMDR Investors, including accrued interest, under the DIP Financing Agreement, HMDR Investors' Administrative Claim, and HMDR Investors Prepetition Secured Claim, and the Pacific Business Funding Secured Claim.

                        3.1.1.3 Payment of Statutory Fees.

        On or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss. 1930, as determined by the Court at the hearing on Confirmation, shall be paid in Cash equal to the amount of such Administrative Claim.

                        3.1.1.4 Bar Date for Administrative Claims.

                                3.1.1.4.1     General Provisions.

        Except as provided below, for (i) non-tax liabilities incurred in the ordinary course of business by each Debtor and (ii) Postpetition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for Reorganized Debtors no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against any of the Debtors or the Reorganized Debtors or any of their respective properties.

                                3.1.1.4.2     Professionals.

        Except for all substantial contribution claims under section 503(b), all professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date shall File and serve on the Reorganized Debtors an application for final allowance of compensation and reimbursement of expenses no later than (i) ninety (90) days after the Effective Date, or (ii) such later date as the Court shall order upon application made prior to the end of such 90-day period. Objections to applications of professionals for compensation or reimbursement of expenses must be filed and served on Reorganized Debtors, and the professionals to whose application the objections are addressed on or before (i) thirty (30) days after such application is filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 30-day period or upon agreement between the

Reorganized Debtors and the affected professional. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtors subsequent to the Effective Date may be paid by the Reorganized Debtors without application to or Order of the Court.

                                3.1.1.4.3     Ordinary Course Liabilities.

        Holders of Administrative Claims based on liabilities incurred post-petition in the ordinary course of the Debtors' business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized Debtors pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the Holders of such Claims.

                                3.1.1.4.4     Tax Claims.

        All requests for payment of Postpetition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against any of the Debtors or Reorganized Debtors, or any of their respective properties, whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to, the Effective Date. The Debtors are paying all Postpetition Tax Claims as they come due; however, certain taxing authorities conduct audits which may result in a postpetition tax liability of which the Debtors are currently unaware.

                3.1.2   Treatment of Priority Tax Claims.

        At the option of the Reorganized Debtors, except as otherwise agreed to by Reorganized Debtors and the applicable taxing agency, the Reorganized Debtors shall pay to each Holder of an Allowed Priority Tax Claim, if any (i) Cash sufficient to pay each Allowed Priority Tax Claim in full on the Effective Date, or as soon as practical thereafter, or (ii) deferred Cash payments, over a period not exceeding six (6) years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment under subsection (ii) of the amount of each such Allowed Priority Tax Claim shall be made in equal monthly installments payable on or before the twenty first (21st) day of each month, with the first installment due on or before the twenty first
(21st) day of the first month after the latest of: (a) the Effective Date, (b) thirty (30) days after the date on which an Order allowing such Priority Tax Claim becomes a Final Order, and (c) such other time or times as maybe agreed to by the Holder of such Claim and the Reorganized Debtors. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of 8% per annum or as otherwise established by the Court; provided, however, that Reorganized Debtors shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in part or in full, at any time on or after the Effective Date, without premium or penalty of any kind.

        3.2     Treatment of Classified Claims Against and Interests in Debtors.

                3.2.1   Class 1A - Pacific Business Funding (against all
Debtors).

        The Allowed Secured Claim of Pacific Business Funding as assigned to HMDR Investors, shall be repaid in full, including accrued interest, though the issuance to HMDR Investors (or its assignee(s)) of approximately 90% of the New Common Stock of the Reorganized HDI.

        The Class 1A Claim is Impaired and, therefore, the Holder of the Class 1A Claim is entitled to vote on this Plan.

                3.2.2   Class 1B - HMDR Investors (against all Debtors).

        The Allowed Secured Claim of HMDR Investors represented by the DIP Financing Agreement and DIP Loan and the Term Note shall be repaid in full, including accrued interest, as provided by Paragraphs 3.1.1.2 and 3.2.1 of this Plan.

        The Class 1B Claim is Impaired and, therefore, the Holder of the Class 1B Claim is entitled to Vote on this Plan.

///

///

                3.2.3   Class 1C -- Internal Revenue Service (against HDI and
HDT).

        The Internal Revenue Service shall retain any prepetition lien pursuant to the Notice of Tax Lien recorded prior to the Commencement Date, to the extent that such prepetition lien is secured in the prepetition assets of HDI and HDT pursuant to Bankruptcy Code Section 506(a) and (d). HDI, HDT and Reorganized HDI reserve the right to object to any secured claim asserted by the Internal Revenue Service, and to avoid any prepetition lien asserted by the Internal Revenue Service.

        The Allowed Secured Claim of the Internal Revenue Service shall be paid by Reorganized HDI as follows: Except as otherwise agreed to by Reorganized Debtors and the applicable taxing agency, Reorganized Debtors shall pay to the Internal Revenue Service deferred Cash payments, over a period not exceeding six
(6) years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Secured Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Secured Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Secured Tax Claim shall be made in equal monthly installments payable on or before the twenty first (21st) day of each month, with the first installment due on or before the twenty first (21st) day of the first month after the latest of: (a) the Effective Date, (b) thirty (30) days after the date on which an Order allowing such Secured Tax Claim becomes a Final Order, and (c) such other time or times as may be agreed to by the Holder of such Claim and the Reorganized Debtors. Each installment shall include interest on the unpaid portion of such Allowed Secured Tax Claim, without penalty of any kind, at the rate of 8% per annum or as otherwise established by the Court; provided, however, that Reorganized Debtors shall have the right to pay any Allowed Secured Tax Claim, or any remaining balance of such Claim, in part or in full, at any time on or after the Effective Date, without premium or penalty of any kind.

        The Class 1C Claim is Impaired and, therefore, the Holder of the Class 1C Claim is entitled to vote on this Plan.

                3.2.4 Class ID - State of California, Employment Development Department (against HDI and HDT).

        The State of California, Employment Development Department shall retain any prepetition lien pursuant to the Notice(s) of Tax Lien recorded prior to the Commencement Date, to the extent that such prepetition lien is secured in the prepetition assets of HDI and HDT pursuant to Bankruptcy Code Section 506(a) and
(d). HDI, HDT and Reorganized HDI reserve the right to object to any secured claim asserted by the State of California, Employment Development Department, and to avoid any prepetition lien asserted by the State of California, Employment Development Department.

        The Allowed Secured Claim of the State of California, Employment Development Department shall be paid by Reorganized HDI, as follows: Except as otherwise agreed to by Reorganized Debtors and the applicable taxing agency, Reorganized Debtors shall pay to the State of California, Employment Development Department deferred Cash payments, over a period not exceeding six (6) years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Secured Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Secured Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Secured Tax Claim shall be made in equal monthly installments payable on or before the twenty first (21st) day of each month, with the first installment due on or before the twenty first (21st) day of the first month after the latest of:
(a) the Effective Date, (b) thirty (30) days after the date on which an Order allowing such Secured Tax Claim becomes a Final Order, and (c) such other time or times as maybe agreed to by the Holder of such Claim and the Reorganized Debtors. Each installment shall include interest on the unpaid portion of such Allowed Secured Tax Claim, without penalty of any kind, at the rate of 8% per annum or as otherwise established by the Court; provided, however, that Reorganized Debtors shall have the right to pay any Allowed Secured Tax Claim, or any remaining balance of such Claim, in part or in full, at any time on or after the Effective Date, without premium or penalty of any kind.

        Class 1D is Impaired and, therefore, the Holder of the Class 1D Claim is entitled to vote on this Plan.

                3.2.5 Class 1E - Judgment Collection Specialists; Pyro Brand Development Specialists, LLC (against HDI).

        The Allowed Secured Claim of Judgment Collection Specialists, Inc. and Pyro Brand Development, LLC shall be paid as provided herein.

        Subject to Bankruptcy Court approval, Judgment Collection Specialists, LLC and Pyro Brand Development, LLC shall retain their Judgment Lien as an allowed secured claim against HDI. Upon the later of (1) Bankruptcy Court approval of that certain settlement between HDI and Pyro Brand Development, LLC, or (2) the Effective Date of the Plan, the Reorganized HDI shall pay to Pyro Brand Development, LLC the sum of $15,000 cash in full satisfaction of its secured claim. Upon receipt of the payment of the sum of $15,000 cash, Pyro Brand Development, LLC shall immediately file a release or termination of its Judgment Lien with the Office of the County Clerk, Dallas, Texas, or any other official office in which Pyro Brand Development LLC recorded its Judgment Lien.

        The Class 1E Claims are Impaired and, therefore, the Holder of the Class 1E Claim is entitled to vote on this Plan.

                3.2.6 Class 1F - Alameda County Treasurer and Tax Collector (against HDI).

        As of the Effective Date, the secured obligations of the Alameda Tax Collector and Treasurer shall be paid in full.

        The Class 1F Claim is unimpaired and, therefore, the Holder of Class 1F Claim is not entitled to vote on this Plan.

                3.2.7 Class 1G Et Seq. - Other Valid Secured Claims (against any of the Debtors).

        Class 1G consists of all other valid Secured Claims against the Debtors. This Class will be further divided into subclasses designated by consecutive numbers (Class 1G-1, Class 1G-2, and so on), so that each Holder of any Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. To the extent that any Class 1G Claims exist, the Debtors will file a schedule of each Secured Claim on or before ten (10) days prior to the commencement of the Confirmation Hearing. Each Allowed Secured Claim in Class 1G will be treated as follows: Either (a) this Plan shall leave unaltered the legal, equitable and contractual rights to which such Claim entitles the Holder;
(b)(i) the Debtors shall cure any default with respect to such Claim that occurred before or after the relevant Petition Date, (ii) the maturity of such Claim shall be reinstated as such maturity existed before any such default,
(iii) the Holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any right to accelerate its Claim, and (iv) the legal, equitable and contractual rights of such Holder will not otherwise be altered; (c) such Claim shall receive such other treatment to which the Holder shall consent.

        The Holder of each Allowed Secured Claim in Class 1G which is treated as set forth in clause (a), (b) or (c) of this paragraph will be Unimpaired and shall be deemed to have voted for this Plan.

                3.2.8   Class 2 -- Priority Claims (against all of the Debtors).

        A Priority Claim is a Claim for an amount entitled to priority under sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code,
and does not include any Administrative Claim or Tax Claim. These unsecured Priority Claims include, among others: (a) unsecured Claims for accrued employee compensation earned within one hundred and eighty (180) days prior to the Petition Date, if any, to the extent of $10,000 per employee; (b) contributions to employee benefit plans arising from services rendered within one hundred and eighty (180) days prior to the Petition Date, but only for such plans to the extent of (i) the number of employees covered by such plans multiplied by $10,000, less (ii) the aggregate amount paid to such employees under section 507(a)(3) of the Bankruptcy Code, plus the aggregate amount paid by each estate on behalf of such employees to any other employee benefit plan.

        This Plan provides that the Holders of Class 2 Claims will be paid in full on the Effective Date of the Plan.

        The Class 2 Claims are Unimpaired under this Plan and the Holders of Class 2 Claims are, therefore, not entitled to vote on this Plan.

                3.2.9 Class 3 -- General Unsecured Claims (against all of the Debtors).

        Each Holder of an Allowed Class 3 Claim shall, in full satisfaction, settlement, release and discharge of and in exchange for such Claim receive its Pro Rata share of: (i) a $60,000 payment within thirty (30) days of the Effective Date, or as soon as practicable thereafter; (ii) a $150,000 payment within thirty (30) days of the first anniversary date of the date of Confirmation of this Plan; (iii) a $150,000 payment within thirty (30) days of the second anniversary date of Confirmation of this Plan; (iv) 750,000 shares of the New Common Stock representing approximately 10% of the New Common Stock of the Reorganized HDI; and (v) the Net Recoveries of any Litigation Claims. The proceeds of any Litigation Claims shall be disbursed to the Holders of Class 3 Claims alone, along with any other distributions made pursuant to subdivision
(i) and (ii) of this paragraph. The distribution of New Common Stock made pursuant to subdivision (iii) shall be made as soon as practicable after the Effective Date.

        The Class 3 Claims are Impaired and, therefore, the Holders of the Class 3 Claims are entitled to vote on this Plan.

                3.2.10  Class 4 -- Convenience Claims (against all of the
Debtors).

        Within thirty (30) days after the Effective Date, each Holder of an Allowed Class 4 Claim as defined by Paragraph 2.1.23 above, shall, in lieu of treatment within Class 3 of this Plan, and in full satisfaction, settlement, release and discharge of and in exchange for such Claim, receive payment in Cash equal to approximately 27% on account of its Allowed Convenience Claim. Holders of an Allowed Class 4 Claim shall not receive any New Common Stock of the Reorganized HDI.

        The Class 4 Claims are Impaired and, therefore, the Holders of the Class 4 Claims are entitled to vote on this Plan.

                3.2.11  Class 5 - HDI Common Stock and Security Claims.

        HDI Common Stock and any Security Claims will be eliminated on Confirmation.

        On the Effective Date, each Allowed Class 5 Interest or Claim shall not receive or retain any property under this Plan on account of such Interest or Claim in full satisfaction, settlement, release and discharge of such Interest or Claim. Class 5 is Impaired under this Plan and deemed to have voted to reject this Plan. The votes of Holders of Class 5 Interests or Claims (if any) are not being solicited.

                3.2.12  Class 6 -- HDT Common Stock.

        The Common Stock of HDT and any Security Claims will be eliminated on Confirmation.

        On the Effective Date, each Allowed Class 6 Interest or Claim shall not receive or retain any property under this Plan on account of such Interest or Claim in full satisfaction, settlement, release and discharge of such Interest or Claim. Class 6 is Impaired under this Plan and deemed to have voted to reject this Plan. The votes of Holders of Class 6 Interests or Claims (if any) are not being solicited.

                3.2.13  Class 7 -- DII Common Stock.

        The Common Stock of DII and any Security Claims will be eliminated on Confirmation.

        On the Effective Date, each Allowed Class 7 Interest or Claim shall not receive or retain any property under this Plan on account of such Interest or Claim in full satisfaction, settlement, release and discharge of such Interest or Claim. Class 7 is Impaired under this Plan and deemed to have voted to reject this Plan. The votes of Holders of Class 7 Interests or Claims (if any) are not being solicited.

                3.2.14 Class 8 -- Other Old Equity Securities, Old Stock Rights and Old Securities Claims.

        Any Other Old Equity Securities, Old Stock Rights and Old Security Claims in HDI will be eliminated on the Effective Date.

        On the Effective Date, each Allowed Class 8 Interest or Claim shall not receive or retain any property under this Plan on account of such Interest or Claim in full satisfaction, settlement, release and discharge of such Interest or Claim. Class 8 is Impaired under this Plan and deemed to have voted to reject this Plan. The votes of Holders of Class 8 Interests or Claims (if any) are not being solicited.

        3.3     Other Claims

                3.3.1   Treatment of Guaranty Claims and Intercompany Claims.

        Guaranty Claims and Intercompany Claims shall, in each case, be treated in accordance with Section 10.2 of this Plan.

                                   ARTICLE IV
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

        This Plan constitutes a motion to assume or reject all executory contracts and nonresidential real property leases, except for those executory contracts and nonresidential real property leases that have already been assumed or rejected pursuant to an earlier Order of the Court or that are the subject of a motion for such an Order pending as of the Confirmation Hearing. Prior to the Confirmation Hearing, the Debtors will file a schedule of (a) all real property leases and executory contracts to be assumed and (b) all real property leases and executory contracts subject to assumption and assignment to be rejected in the event that the proposed assumptions and assignments are not consummated; any contract or lease on that schedule that is not assumed and assigned, such assumption and assignment to be consummated no later than July 20, 2006, and any contract or lease not on that schedule shall be deemed rejected by the applicable Debtor as of the Effective Date.

        Reorganized Debtors, except as otherwise agreed to by the parties, will cure any and all undisputed defaults within thirty (30) days of the Effective Date under any executory contract or unexpired lease assumed pursuant to this Plan, in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtor's liability with respect thereto, or as may be agreed otherwise by the parties. The Confirmation Order shall state that all pre-petition contracts and unexpired leases that are listed on the schedule described herein are deemed assumed under this Plan other than those leases in such schedule described as subject to assumption and assignment.

        Any Claim for damages arising from the rejection of an executory contract or unexpired lease must be Filed and served on counsel for the Debtors within thirty (30) days after the order of the Court approving such rejection becomes a Final Order or be (i) forever barred and unenforceable against any Debtor, its Estate, Reorganized Debtors and their respective properties, officers, directors, employees, agents, affiliates and representatives, and (ii) barred from receiving any distribution under this Plan. All Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as either a Class 3 or Class 4 Claim.

                                    ARTICLE V
               MEANS FOR EXECUTION AND IMPLEMENTATION OF THIS PLAN

        5.1     Overview of Plan Implementation

        Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized HDI to make payments pursuant to this Plan will be obtained from the Reorganized HDI cash balances or borrowings and the operations of the Reorganized HDI.

        5.2     Authorization and Issuance of New Common Stock

        As soon as practicable after the Effective Date, and pursuant to the provisions of Bankruptcy Code section 1145(a), Reorganized HDI shall authorize Forty Million (40,000,000) shares of New Common Stock. The Reorganized HDI reserves the right to issue common shares and preferred shares as may be provided by the Reorganized HDI's Certificate and/or Bylaws.

        As soon as practicable after the Effective Date, the Reorganized HDI shall issue 6,500,000 shares representing approximately 90% of New Common Stock to HMDR Investors (or its assignee(s)). As soon as practicable after the Effective Date, Reorganized HDI shall issue 750,000 shares representing approximately 10% of New Common Stock to the holders of Allowed Class 3 Claims.

        The Common Stock that the Reorganized HDI will issue under the Plan will be issued pursuant to Section 1145 of the Bankruptcy Code to the extent such exemption from registration is appropriate and available with respect to each such issuance. In the alternative, the Common Stock that the Reorganized HDI will issue under the Plan will be issued pursuant to an appropriate and available exemption from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        5.3     Cancellation of Existing Securities and Agreements

        On the Effective Date, except as otherwise specifically provided for herein: (i) the Old Equity Securities, each option, warrant and other right to purchase or otherwise acquire an interest or participation in any Old Equity Security and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest or participation in HDI will be cancelled; and (ii) the obligations of, Claims against, and/or Interests in any Debtor under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Equity Securities and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors will be released and discharged.

        5.4     Consolidation and Merger: Vesting of Assets

        Except as otherwise provided in any provision of this Plan, on the Effective Date, all legal and equitable interests of HDI, HDT and DII in property of the Estates shall be substantively consolidated into, and shall be vested in, Reorganized HDI. HDI and HDT's right, title and interest in HDT and DII, respectively, shall vest in Reorganized HDI, in each such case, free and clear of all Claims, Liens, encumbrances and Interests except to the extent and only as is expressly provided by this Plan. The foregoing substantive consolidation shall be effected under Delaware and California law by the merger of HDT and DII with and into HDI. The merger of HDT and HDI, and that of DII and HDI shall be effective upon the filing and acceptance of Articles of Merger or Certificates of Ownership with the Secretaries of the States of Delaware and California. Upon the effectiveness of the mergers, HDT and DII shall cease to exist and all assets and liabilities of each entity shall be legally that of HDI. From and after the Effective Date, the Reorganized HDI may operate its business and use, acquire, and dispose of property and settle and compromise Claims or Interests arising post-Confirmation without supervision by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order, and the Reorganized HDI shall be authorized to take all actions permitted by the Reorganized HDI's Certificate and/or Bylaws and the corporate laws of the state of HDI's incorporation including the issuance of shares of common stock and preferred stock as the board of directors of Reorganized HDI may determine from time to time.

        5.5     Preservation of Causes of Action

        Except in any contract, instrument, release, or other agreement entered into in connection with the Plan or as otherwise provided in the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Litigation Claims, including Avoidance Actions, that each Debtor or the Estate may hold against any Person shall be vested in the Reorganized HDI and the Reorganized HDI shall be authorized to pursue all Litigation Claims, including Avoidance Actions. The statute of limitations for each respective cause of action that the Debtors may have is preserved until at least such time as the Debtors would have had the Plan not yet been confirmed.

        5.6      Certificate of Incorporation

        On the Effective Date, or as soon as practicable thereafter, the HDI Bylaws and the HDI Certificate, pursuant to applicable non-bankruptcy law and section 1123(a)(5)(I) of the Bankruptcy Code, shall be the Bylaws and Certificate of Incorporation of the Reorganized HDI. HDI Bylaws and HDI Certificate shall, among other provisions, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The HDI Certificate will become effective as the Certificate of Incorporation for the Reorganized HDI upon the occurrence of the Effective Date or as soon as practicable thereafter, upon the approval, execution and filing of the Certificates of Merger or Certificates of Ownership in the States of Delaware and California, by the Reorganized Debtors.

        5.7     Management of Reorganized Debtors

        The directors and officers of each of Debtors identified in the Disclosure Statement shall serve in such capacities in Reorganized HDI, on and after the Effective Date in accordance with its charter documents and bylaws and with applicable law, each as in effect from time to time.

        5.8     Disbursing Agent

        The Reorganized HDI or its designee shall act as the Disbursing Agent for Class 3 and Class 4 Cash distributions. The Reorganized HDI (or its designees) shall act as the Disbursing Agent for the purpose of making all other distributions provided for under this Plan (including distributions of New Common Stock under this Plan). The Disbursing Agent shall serve without bond.

        5.9     Discharge of Debtors and Injunction

        Except as otherwise provided in this Plan or the Confirmation Order: (i) on the Effective Date, each Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted this Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in this Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Debtor at any time obtained to the extent that it relates to a Claim discharged.

        All Persons that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of an equity security Holder, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors; (c) creating, perfecting or enforcing any Lien or encumbrance against any of the Debtors; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors; and (e) commencing or continuing any action in any manner against any of the Debtors, in any place that does not comply with or is inconsistent with the provisions of this Plan.

        Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

        5.10    No Liability for Solicitation or Participation

        As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

        5.11    Objections to Claims

        The Reorganized HDI, acting as the Disbursing Agent, will have responsibility for administering, disputing, objecting to, compromising or otherwise resolving all Claims after the Effective Date. Except as otherwise provided in this Plan, objections to Claims, including without limitation Administrative Claims, shall be Filed and served upon the Holder of such Claim or Administrative Claim no later than one hundred and eighty (180) days after the Effective Date, unless this period is extended by the Court; such extension may be granted on an ex parte basis without notice or hearing. From and after the Confirmation Date, Reorganized HDI or Disbursing Agent may settle or compromise any Disputed Claim or Disputed Interest without approval of the Court. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Claimholder or Interestholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder or Interestholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder's or Interestholder's behalf in the Chapter 11 Cases.

        5.12    Other Documents and Actions

        The Debtors, the Debtors in Possession, and the Reorganized Debtors may, and shall, execute such documents and take such other actions as are necessary to effectuate the transactions provided for in this Plan.

        5.13    Corporate Action

        The approval, execution and filing of the Certificates of Merger or Certificates of Ownership in the States of Delaware and California, and all other matters under this Plan involving the corporate structure of Reorganized HDI, including the merger and reorganization of the Debtors shall be deemed to have occurred and be effective on and after the Effective Date, or as soon as is practicable thereafter without any requirement of further action by the stockholders of each Debtor or the Bankruptcy Court, and as may be required under state law. Without limiting the foregoing, upon entry of the Confirmation Order by the Clerk, the approval, execution and filing of the Certificates of Merger or Certificates of Ownership in the States of Delaware and California, shall be authorized and approved in all respects without the need for any further action on the part of the stockholders or directors of each Debtor. In addition to and without limiting the foregoing, each Debtor shall be authorized to make such filings, and to pay such fees and franchise taxes in the States of Delaware and California as may be necessary to reinstate the corporate good standing and legal existence of each such Debtor in its respective state of organization. On the Effective Date or as soon thereafter as is practicable, pursuant to Delaware and California law, the Bylaws of HDI shall be the Bylaws of Reorganized HDI, and the HDI Certificate of Incorporation shall be the Certificate of Incorporation for the Reorganized HDI.

        5.14    Retiree Benefits

        On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized Debtors shall continue to pay all retiree benefits (if any), as the term "retiree benefits" is defined in section 1114(a) of the Bankruptcy Code, maintained or established by the Debtors prior to the Confirmation Date.

                                   ARTICLE VI
                            ALLOWANCE AND PAYMENT OF
                          CERTAIN ADMINISTRATIVE CLAIMS

        6.1     Substantial Contribution Compensation and Expenses Bar Date

        Although the Debtors are unaware of any claims that fall into this category, to the extent that there are any, other than as provided for in the orders authorizing employment and compensation of professionals in the ordinary course of business or other orders approving particular retentions (i.e., Creditors' Committee, Debtors' counsel), any person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the forty-fifth (45) day after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors, and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

        6.2     Other Administrative Claims

        Other than as provided for herein or in the orders authorizing employment and compensation of professionals in the ordinary course of business or other orders approving particular retentions, all other requests for payment of an Administrative Claim must be filed with the Bankruptcy Court and served on counsel for the Debtors, no later than forty-five (45) days after the Effective Date. Any request for payment of an Administrative Claim pursuant to this Section that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims/Interests Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business.

                                   ARTICLE VII
                   CONFIRMATION AND EFFECTIVE DATE CONDITIONS

        7.1     Conditions To Confirmation

        The conditions to Confirmation shall be the following:

                (a)     The satisfaction of the requirements of 11 U.S.C. ss.
1129;

                (b) The Confirmation Order shall (i) be acceptable in form and substance to the Debtors and HMDR Investors and (ii) expressly authorize and direct the Debtors to perform the actions that are conditions to the effectiveness of this Plan; and

                (c) Each of the events and actions required by this Plan to occur or to be taken prior to Confirmation shall have occurred or have been taken, or the Debtors or the party whose obligations are conditioned by such occurrences and/or actions, as applicable, shall have waived such occurrences or actions.

        7.2     Conditions To Effective Date

        This Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived:
(1) the Confirmation Order in a form satisfactory to the Debtors and Home Director Investors shall have become a Final Order; (2) all authorizations; consents and regulatory approvals required (in each case, if any) for this Plan's effectiveness shall have been obtained; and (3) all other actions and documents necessary to implement the treatment of creditor Claims shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof. If the conditions precedent to the Effective Date set forth in Article V of this Plan have not occurred or been waived by the Debtors within one hundred and twenty (120) days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under this Plan would be made, the Debtors and all Holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtors' obligations with respect to Claims and Equity Interests would remain unchanged.

        7.3     Waiver of Conditions

        The Debtors may waive any or all of the other conditions set forth in this Plan without leave of or order of the Court and without any formal action. The Debtors reserve the right to amend or revoke this Plan. Although this Plan is styled as a joint plan, the Debtors reserve the right to proceed with Confirmation under this Plan for one or more of the Debtors and not the others.

        7.4     Effect of Failure of Conditions

        In the event that the Effective Date does not occur, upon notification submitted by the Debtors to the Court: (a) the Confirmation Order shall be vacated, (b) no distributions under this Plan shall be made, (c) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (d) the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained in this Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

        7.5     Vacatur or Denial of Continuation Order

        If an order denying confirmation of this Plan is entered, then this Plan shall be null and void in all respects, and nothing contained in this Plan shall
(a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors; (c) prejudice in any manner, any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

                                  ARTICLE VIII
                       CONFIRMABILITY OF PLAN AND CRAMDOWN

        In the event at least one Impaired Class of Claims votes to accept this Plan (and at least one Impaired Class either votes to reject this Plan or is deemed to have rejected this Plan), any or all of the Debtors, as appropriate, shall request the Court to confirm this Plan under the cramdown provisions of the Bankruptcy Code.

                                   ARTICLE IX
                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                   UNDER THIS PLAN AND TREATMENT OF DISPUTED,
                CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS

        9.1     Voting of Claims and Interests

        Each Holder of an Allowed Claim or an Allowed Interest in an Impaired Class of Claims or Interests shall be entitled to vote separately to accept or reject this Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject this Plan, or any other order or orders of the Court.

        9.2     Method of Distributions Under this Plan

                9.2.1   Distributions Under this Plan

        The Disbursing Agent will make all distributions of cash and securities required to be distributed under the applicable provisions of this Plan. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by this Plan.

        The Disbursing Agent will serve without bond. Distributions to Allowed Claimholders or Allowed Interestholders shall be made by each Disbursing Agent
(a) at the address set forth on the proofs of claim filed by such Claimholders or Interestholders (or at the last known addresses of such Claimholders or Interestholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the applicable Disbursing Agent after the date of any related proof of claim; or (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the applicable Disbursing Agent has not received a written notice of change of address, distributions to such Claimholder or Interestholder shall be made unless and until the applicable Disbursing Agent is notified of such Claimholder's or Interestholder's then-current address, at which time all missed distributions shall be made to such Claimholder or Interestholder without interest.

        Cash payments made pursuant to this Plan will be in U.S. dollars by checks drawn on a bank selected by the Reorganized Debtors, or by wire transfer from a bank, at the option of

Reorganized Debtors. Cash payments to foreign creditors, if any, may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

                9.2.2   Timing and Methods of Distributions

                        9.2.2.1 Compliance with Tax Requirements

        In connection with this Plan, to the extent applicable, each Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

        Notwithstanding any other provision of this Plan: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to this Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the applicable Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to this Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to this Plan.

                        9.2.2.2 Pro Rata Distribution

        When this Plan provides for Pro Rata distribution, the property to be distributed under this Plan shall be divided Pro Rata among the Holders of Allowed Claims or Allowed Interests of the relevant Class.

                        9.2.2.3 Distribution Record Date

        The Disbursing Agent and the respective agents of the Debtors will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of Claims and Interests as of the close of business on the Distribution Record Date. Distributions under this Plan shall be made by the Reorganized Debtors or their designee to the Holders of Allowed

Administrative Claims and Allowed Claims at the addresses set forth on the Schedules, unless such addresses are superseded by addresses listed on proofs of claim or transfers of claims filed pursuant to Bankruptcy Rule 3001, or at the last known address of such Holders if the Debtors or Reorganized Debtors have been notified in writing of a change of address.

        9.3     Undeliverable or Unclaimed Distributions

        Any Person that is entitled to receive a cash distribution under this Plan but that fails to cash a check within ninety (90) days of its issuance shall be entitled to receive a reissued check from the applicable Disbursing Agent for the amount of the original check, without any interest, if such person requests the applicable Disbursing Agent to reissue such check and provides the applicable Disbursing Agent with such documentation as the applicable Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first anniversary of the subject distribution date. If a Person fails to cash a check within ninety (90) days of its issuance and fails to request reissuance of such check prior to the first anniversary of the subject distribution date, such Person shall not be entitled to receive any distribution under this Plan. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such Holder unless and until the applicable Disbursing Agent is notified in writing of such Holder's then-current address. Cash or New Common Stock in respect of undeliverable distributions shall be returned to the applicable Disbursing Agent. All cash distributions returned to either Disbursing Agent and not claimed within six (6) months of return shall be deposited with the United States Bankruptcy Court fund until such time as such distributions become deliverable. The applicable Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with the Reorganized Debtors' investment and deposit guidelines. All non-cash distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be retained by the Reorganized Debtors. Upon such reversion of non-cash distributions, the claim of any Claimholder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

        9.4     Disputed Claims; Reserve and Estimations

                9.4.1   Treatment of Disputed Claims

        Notwithstanding any other provisions of this Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. The Reorganized Debtors with respect to Class 3 Claims, may, at any time, request that the Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether the Reorganized Debtors previously objected to such Claim or whether the Court has ruled on any such objection. The Court will retain jurisdiction to estimate any contingent or unliquidated Claim at any time during litigation concerning any objection to the Claim, including during the pendency of any appeal relating to any such objection. If the Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim. All of these Claims objections, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims as provided in this Plan, the Reorganized Debtors may resolve or adjudicate certain Disputed Claims of Holders in Unimpaired Classes in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, subject to any applicable discharge and limitations on amounts of claims and remedies available under bankruptcy law. Claims may be subsequently compromised, settled, withdrawn or resolved by the Reorganized HDI.

                9.4.2   Reserve for Disputed Claims and Interests

        To the extent there exists, as of a distribution date, Disputed Claims or Interests in any Class, the Reorganized Debtors shall reserve Cash or New Common Stock in an amount equal to whatever Cash or New Common Stock distribution the Holder(s) of such Disputed Claim(s) would be entitled to receive if the face amount of such Claim(s) became an Allowed Claim or


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

Interest in that Class. To the extent that any such Disputed Claim or Interest becomes an Allowed Claim or Interest, such reserved Cash or New Common Stock shall be distributed to the Holder of the Allowed Claim or Interest as provided for in this Plan and in an amount consistent with the treatment of Allowed Claims or Interests in that Class, with any surplus Cash or New Common Stock becoming generally available for use by the Reorganized Debtors in accordance with the terms of this Plan.

                9.4.3 Distributions on Account of Disputed Claims or Interests Once They Are Allowed

        Within thirty (30) days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of this Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs.

        9.5     De Minimis Distributions

        Except with respect to Allowed Convenience Class Claims, the Disbursing Agent, in its sole discretion, shall not have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any distribution reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such distribution reserve or otherwise on a distribution date in question is or has a value less than $100.00, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular distribution date does not constitute a final distribution to such holder and/or has a value less than $100.00.

        9.6     Fractional Securities; Fractional Dollars

        Any other provision of this Plan notwithstanding, payments of fractions of shares of New Common Stock will not be made and shall be deemed to be zero. Any other provision of this


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

Plan notwithstanding, neither the Reorganized HDI nor the Disbursing Agent shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

        9.7     Setoffs

        Except with respect to claims of the Debtors released pursuant to this Plan or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by Reorganized Debtors of any such claims, rights and causes of action that the Debtors and the Reorganized Debtors may possess against such Holder.

                                    ARTICLE X
             IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THIS PLAN

        10.1    Substantive Consolidation.

        This Plan shall constitute a motion pursuant to section 105 of the Bankruptcy Code to substantively consolidate the bankruptcy estates of HDT and DDI with and into HDI for purposes of resolving all their outstanding creditor claims. On the Effective Date, (i) all legal and equitable interests of HDT and DII in property of the Estates shall be substantively consolidated into, and shall be vested in, Reorganized HDI, and (ii) any and all Claims against the Estates of HDT and DII shall be deemed to be Claims against Reorganized HDI.

        10.2    Extinguishment of Inter-Debtor and Co-Debtor Claims and
Interests.

        On the Effective Date and pursuant to the substantive consolidation effected by this Plan, (i) any and all Intercompany Claims shall be extinguished, (ii) any and all Interests in HDT and


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

DII shall be cancelled, and (iii) any Guaranty Claim shall be disallowed and extinguished as necessary to avoid duplication and so as to result in one Claim against the consolidated Debtors.

                                   ARTICLE XI
                            RETENTION OF JURISDICTION

        Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

                (a) Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to this Plan;

                (b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending before the Effective Date;

                (c) Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                (d) Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of this Plan;

                (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized Debtors or the Chapter 11 Cases that may be pending on the Effective Date;

                (f) Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

                (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by this Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with this Plan or the Confirmation Order,

                (h) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

                (i) Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

                (j) Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                (k) Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with this Plan.

                (l) Determine any other matters that may arise in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in this Plan; and

                (m)     Enter an Order concluding the Chapter 11 Cases.

        The foregoing list is illustrative only and not intended to limit in any way the Court's exercise of jurisdiction. If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including without limitation the matters set forth in this Article, this Article shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

        Upon a default by the Reorganized HDI, Creditors may chose to enforce the terms of this Plan by any means authorized by non-bankruptcy law.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

        12.1    Exemption from Transfer Taxes

        Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under this Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under this Plan shall not be subject to any stamp, real estate transfer, mortgage recording, license transfer or other similar tax. For the avoidance of doubt, the transactions contemplated under this Plan include, among other things, the transactions and transfers contemplated in
Section 11.01 of this Plan under, in furtherance of, or in connection with the substantive consolidation provided for therein including, without limitation, the transfer of the Debtors' right, title and interest in property of the Estates to Reorganized HDI.

        12.2    Payment of Statutory Fees

        All fees payable on or before the Effective Date pursuant to section 1930 of Title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

        12.3    Modification or Withdrawal of this Plan

        The Debtors reserve the right, in accordance with the Bankruptcy Code, to amend, modify or withdraw this Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may amend or modify this Plan, or remedy any defect or omission or reconcile any inconsistency in this Plan in such a manner as may be necessary to carry out the purpose and intent of this Plan.

        12.4    Governing Law

        Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of California (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of this Plan and any agreements, documents and instruments executed in connection with this Plan.

        12.5    Filing or Execution of Additional Documents

        On or before the Effective Date, the Reorganized Debtors shall file with the Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

        12.6    Withholding and Reporting Requirements

        In connection with this Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

        12.7    Waiver of Rule 62(a) of the Federal Rules of Civil Procedure

        The Debtors may request that the Confirmation Order include (a) a finding that Rule 62(a) of the Federal Rules of Bankruptcy Procedure shall not apply to the Confirmation Order, and (b) authorization for the Debtors to consummate this Plan immediately after the entry of the Confirmation Order.

        12.8    Headings

        Headings used in this Plan are for convenience and reference only and shall not constitute a Part of this Plan for any purpose.

        12.9    Exhibits and Schedules

        All Exhibits and Schedules to this Plan and Disclosure Statement are incorporated into and constitute a part of this Plan as if set forth herein.

        12.10   Notices.

        All notices, requests and demand hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Counsel for the Debtors and             Counsel to HMDR Investors
Reorganized Debtors                     Barry Dubin
Elizabeth Berke-Dreyfuss                COOPER, WHITE & COOPER LLP
WENDEL, ROSEN, BLACK & DEAN LLP         201 California Street, 17th Floor
1111 Broadway, 24th Floor               San Francisco, CA 94111
Oakland, CA 94607

Reorganized HDI and Disbursing Agent    HMDR Investors
Daryl Stemm, Chief Financial Officer    A. Stone Douglass
HOME DIRECTOR, INC.                     HMDR Investors, LLC.
1475 South Bascom Avenue, Suite 210     10200 Willow Creek Road
Campbell, CA 95008                      San Diego, CA 92131
                                        Facsimile no (858) 635-3976

        12.11   Conflict

        The terms of this Plan shall govern in the event of any inconsistency with the summaries of this Plan set forth in the Disclosure Statement

        12.12   Successors and Assigns

        The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

        12.13   Saturday, Sunday or Legal Holiday

        If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.


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

        12.14   Post-Effective Date Effect of Evidences of Claims or Interests

        Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtors, and all Instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of this Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

        12.15   Balloting

        Each Holder of Allowed Claim or an Allowed Interest entitled to vote on this Plan will receive a ballot. The ballot will contain two boxes, one indicating acceptance of this Plan and the other indicating rejection of this Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on this Plan must mark one or the other box pursuant to the instructions contained on the ballot. Any executed Ballot that does not indicate acceptance or rejection of this Plan will be deemed to constitute an acceptance of this Plan.

        12.16   No Admissions or Waiver of Objections

        Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed as an admission by any Debtor with respect to any matter set forth herein including without limitation, liability on any Claim or the propriety of any Claims classification. The Debtors are bound by any statements herein or in the Disclosure Statement as judicial admissions.


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

        12.17   Survival of Settlements

        All Court-approved settlements shall survive consummation of this Plan; except to the extent that any provision of any such settlement is inconsistent with this Plan, in which case the provisions of this Plan shall supersede such inconsistent provision of such settlement.

Dated: October 9, 2006                  HOME DIRECTOR, INC.,
                                        a Debtor and Debtor in Possession


                                        By:           /s/ Daryl Stemm
                                            ------------------------------------
                                        Name:  Daryl Stemm
                                        Title: Chief Financial Officer


                                        HOME DIRECTOR TECHNOLOGIES, INC.,
                                        a Debtor and Debtor in Possession


                                        By:           /s/ Daryl Stemm
                                            ------------------------------------
                                        Name:  Daryl Stemm
                                        Title: Chief Financial Officer


                                        DIGITAL INTERIORS, INC.,
                                        a Debtor and Debtor in Possession


                                        By:           /s/ Daryl Stemm
                                            ------------------------------------
                                        Name:  Daryl Stemm
                                        Title: Chief Financial Officer


Dated: October 9, 2006                  WENDEL, ROSEN, BLACK & DEAN LLP


                                        By:    /s/ Elizabeth Berke-Dreyfuss
                                            ------------------------------------
                                            Elizabeth Berke-Dreyfuss
                                            Attorney for Debtors


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